Exhibit 99.1
Axonics® Announces Appointment of Dr. Esteban López to its Board of Directors

IRVINE, Calif – July 15, 2021 – Axonics, Inc. (Nasdaq: AXNX), a global medical technology company that is developing and commercializing novel products for the treatment of bladder and bowel dysfunction, today announced the appointment of Esteban López, M.D., MBA, to its board of directors, effective immediately.

“Axonics is fortunate to have someone of Dr. López’s character and extensive experience join our board of directors,” said Raymond W. Cohen, CEO of Axonics. “Given his thought leadership in healthcare, Dr. López will be a valuable adviser to Axonics as we continue to execute on our ambitious growth objectives.”

Dr. López is the Americas healthcare and life sciences Market Lead at Google Cloud with multinational executive responsibility for strategy and solutions development. He previously served as chief medical officer for clinical strategy and innovation at Health Care Service Corporation, the fourth largest health insurer in the U.S. and the nation’s largest member-owned health insurance company. Prior to this position, he was president and chief medical officer of the southwest Texas region for Blue Cross Blue Shield of Texas. Dr. López also currently serves on the board of directors of Addus HomeCare (Nasdaq: ADUS). Dr. López earned his B.A. in biology from the University of California, Santa Cruz, his medical degree from Michigan State University College of Human Medicine, and his MBA from the University of Texas at Dallas. Dr. López remains a practicing physician and he is dual board certified in internal medicine and pediatrics.

“I am delighted to join the Axonics board of directors,” said Dr. López. “I admire the company’s commitment to innovation and changing the quality of life for patients suffering from bladder and bowel dysfunction. I look forward to working with the Axonics senior leadership team and contributing to the board.”

About Axonics

Based in Irvine, Calif., Axonics is a global medical technology company that is developing and commercializing novel products for patients with bladder and bowel dysfunction. The company’s rechargeable sacral neuromodulation (SNM) system provides patients suffering from overactive bladder and/or fecal incontinence with long-lived, easy to use, safe, clinically effective therapy. In addition, Axonics’ best-in-class urethral bulking agent, Bulkamid®, provides women suffering from stress urinary incontinence (SUI) with safe and durable symptom relief. Overactive bladder affects an estimated 87 million adults in the U.S. and Europe, with an additional 40 million adults estimated to suffer from fecal incontinence. SUI affects an estimated 20 million women in the U.S. alone. Axonics’ clinically proven products are offered at hundreds of medical centers across the U.S. and abroad. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. For more information, visit www.axonics.com.

Axonics contact:
Neil Bhalodkar
949-336-5293
IR@axonics.com